Exhibit 99.1

Precis Announces Year End 2004 Financial Results

For Immediate Release

Contact:	Bob Bintliff	Joe Diaz
	Chief Financial Officer	The RCG Group
	Precis Inc.	480-675-0400
972-343-6501

April 18, 2005 – Grand Prairie, Texas – Precis Inc. (Nasdaq: PCIS), a provider of access to affordable healthcare services to the ever growing number of uninsured and/or underinsured in the United States, announced financial results for fourth quarter and the year ended December 31, 2004.

For the fourth quarter the company reported revenue of $8.7 million, a decrease of $1.4 million, or 13.9%, compared to $10.1 million during the comparable quarter in 2003. The company’s net loss for the fourth quarter of 2004 was $2.9 million, a loss of $(0.24) per fully diluted share compared to net earnings of $.67 million and $0.06 per diluted share for the comparable quarter in 2003.  This loss resulted in a use by operations of $1.0 million of cash.

Revenue for the year ended December 31, 2004, was $38.3 million, a decrease of $3.8 million, or 9%, compared to $42.1 million in the previous year. The Company’s net loss for the year was $1.9 million, or $(0.16) per diluted share compared to net earnings of $4.1 million and $0.34 per fully diluted share in the previous year. The Company ended the year with $8.3 million of cash. The Company’s book value per diluted share decreased from $2.82 as of December 31, 2003 to $2.69 as of December 31, 2004.

The Company’s results for the fourth quarter were adversely impacted by an impairment charge to goodwill associated with its Foresight, Inc. subsidiary of $2.0 million.  Additionally, during the fourth quarter of 2004 and the first quarter of 2005, the Company experienced deterioration in the collectibility of receivables and notes from certain of its private label partners, leading to an increase in the allowance for doubtful accounts and notes and a charge to operations of $1.0 million.

Judith Henkels, president and CEO of Precis Inc., commented, “The disappointing results for the fourth quarter underscore the need for more serious measures than we have previously taken.  We must reduce our cost structure. We must energize our independent sales force. We must rationalize our product lines and continue to evolve our Care Entrée offerings.  We have taken decisive action in each of these directions and look forward to the positive impact that each of these actions will have.”

Conference Call

The Company will conduct a conference call to discuss financial results for the year ended December 31, 2004, and the measures being taken by the Company to address negative trends, on Monday, April 18, 2005 at 11:00 a.m. Eastern time.

Interested parties can access the call by dialing (877) 858-9308 or (706) 643-0580 or by accessing the web cast at www.precis-pcis.com.  A replay of the call will be available at (800) 642-1687 or (706) 645-9291, access number 5591969, for 3 days following the call; and the web cast can be accessed at www.precis-pcis.com for 30 days.

About Precis Inc.

Precis Inc. and its subsidiaries market non-insurance health care savings programs, administer tax-favored reimbursement accounts, provide third party administration services to self funded employer groups and offer a broad range of financial solutions such as health and life insurance to individuals and businesses. For more information on Precis, its subsidiaries Care 125, Care Financial, LLC, and Access Administrators visit www.precis-pcis.com, www.care125.com, and www.care-financial.com, www.accesshealthsource.com respectively.

Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial Tables on Following Page

Precis Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Balance Sheet Data

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Statement of Operations Data:
Product and service revenues	$8,678,165	$10,092,739	$38,318,696	$42,087,671

Total operating expenses	13,323,131	8,754,747	40,952,671	35,437,310
Operating income (loss)	(4,644,966)	1,337,992	(2,633,975)	6,650,361

Earnings (loss) before income taxes	(4,644,080)	1,301,538	(2,690,533)	6,500,392
Provision for income tax expense (benefit)	(1,698,012)	636,321	(734,581)	2,411,066
Net earnings (loss)	$(2,946,068)	$665,217	$(1,955,952)	$4,089,326

Earnings (loss) per share:
Basic	$(0.24)	$0.06	$(0.16)	$0.35
Diluted	$(0.24)	$0.05	$(0.16)	$0.34

	December 31,
	2004	2003
Balance Sheet Data:
Cash and cash equivalents	$8,282,953	$11,087,920
Working capital	$6,344,954	$8,818,823
Total assets	$41,974,616	$40,813,664
Total liabilities	$9,605,563	$7,211,560
Stockholders’ equity	$32,369,053	$33,602,104